Exhibit 99.1

Diversey Appoints Katherine S. Zanotti to its Board of Directors

FORT MILL, S.C., 1st March, 2022 (GLOBE NEWSWIRE) - Diversey Holdings, Ltd. (NASDAQ: DSEY), a leading provider of hygiene, infection prevention and cleaning solutions, has appointed Katherine S. Zanotti to the company’s board of directors, effective March 1, 2022. This appointment will bring the total number of directors to eleven.

“We are delighted to welcome Katherine (‘Kay’) to our board. Kay’s long history of leadership coupled with her extensive experience in sales and marketing within the foodservice and health care sectors makes her a great addition and helps position Diversey for continued growth and success.” said Phil Wieland, CEO of Diversey.

Katherine S. Zanotti served as Chief Executive Officer of Arbonne International, a skin care, cosmetic and nutrition company, from 2009 until 2018. Prior to Arbonne, Ms. Zanotti served as Senior Vice President of Marketing at McDonald's Corporation, and earlier in her career Ms. Zanotti held a variety of roles at Procter & Gamble, ultimately as Vice President and General Manager of its North American pharmaceutical business. Ms. Zanotti currently serves on the boards of Cutera, Inc. (NASDAQ: CUTR) and Exact Sciences Corp (NASDAQ: EXAS) as well as the Board of Trustees of Xavier University. Ms. Zanotti earned her bachelor's degree in economics and studio fine arts from Georgetown University and a Master of Business Administration from Xavier University.

About Diversey

Diversey’s mission is to protect and care for people through leading hygiene, infection prevention, and cleaning solutions. We develop and deliver innovative products, services, and technologies that save lives and protect our environment. Over the course of 95 years, the Diversey brand has become synonymous with product quality, service, and innovation.

For more information, visit www.diversey.com or follow us on LinkedIn, Facebook, or Twitter @diversey.

Diversey Holdings, Ltd.

Investor Contact:
Grant Graver

ir@diversey.com